#014 Putnam High Yield Trust
8/31/05

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A

For the period ended August 31, 2005 Putnam Management has assumed $34,276 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.





72DD1 (000s omitted)

Class A	 	$141,696
Class B		  41,021
Class C		   4,883

72DD2 (000s omitted)

Class M		$1,823
Class R		    23
Class Y		16,597

73A1

Class A		$0.597
Class B		 0.535
Class C	      0.538

73A2

Class M 		$0.573
Class R		 0.580
Class Y		 0.621

74U1 (000s omitted)

Class A		 228,539
Class B		  67,421
Class C		   9,362

74U2 (000s omitted)

Class M		 2,871
Class R		   112
Class Y		 27,563


74V1

Class A		$8.10
Class B		 8.06
Class C		 8.06

74V2

Class M		$8.10
Class R		 8.08
Class Y		 8.06